Exhibit 10.17

EMPLOYMENT AGREEMENT

     This Employment Agreement (“Agreement”) is between Williams Controls, Inc. (“Employer”) and Scott Thiel (“Employee”).

     1. Position and Duties. Employee hereby agrees to continue working for Employer as Vice President of Engineering and Development. Employee’s duties include all those duties usually associated with this position, as well as any other duties reasonably assigned to Employee by Employer. The Employee agrees to devote his best efforts and full business time to his work for Employer and to comply with Employer’s scheduling, policies, rules and regulations.

     2. Base Compensation. Employer shall pay Employee a base salary of $115,000 per year (“Base Salary”) for all work performed under this Agreement. Employee is an exempt employee for purposes of federal and state wage and hour laws and is therefore not entitled to overtime pay. Employer may adjust Employee’s Base Compensation without formally amending this Agreement in writing.

     3. Bonus Compensation. Employee will continue to participate in Employer’s annual bonus program at the same level as similarly situated employees. Employer reserves the right to modify or eliminate the bonus program in its sole discretion.

     4. Benefits. Employee is entitled to such employee benefits generally available to similarly situated employees of Employer to the extent and on the same terms generally available to similarly situated employees of Employer.

     5. Term. Employee is employed by Employer “at-will,” meaning either Employer or Employee may terminate Employee’s employment at any time, for any or no reason. If Employee’s employment is terminated for Cause or due to disability or death, or if Employee resigns without Good Reason, Employee will be paid compensation and benefits through his last day of employment and no further compensation or benefits will be due Employee, except for statutory benefits, such as COBRA coverage, or previously earned but unpaid benefits, such as an account balance in a qualified retirement plan, or benefits under the Employer’s short or long term disability programs or life insurance benefits, accrued personal time, and/or life insurance, if applicable. If Employee is terminated without Cause or if Employee resigns with Good Reason, and provided Employee first executes a Release of Claims in a form satisfactory to Employer, Employee shall receive compensation and benefits through his last day of work plus severance benefits of (a) severance pay equal to twelve (12) month’s Base Salary less deductions and withholdings required by law or authorized by Employee, paid in equal installments over twelve (12) months on the Employer’s regular paydays, and (b) if Employee elects COBRA coverage, Employer-paid COBRA for the twelve (12) months for which Employee receives severance pay. If Employee provides less than thirty (30) days’ notice of his resignation for any reason, he will not receive any severance benefits to which he might otherwise have been entitled.

     For purposes of this Agreement, “Cause” means: (a) Employee’s continued refusal or failure to perform the duties assigned to him ten (10) days after receiving notice from the Employer of such refusal or failure to perform; (b) chemical or alcohol dependency which interferes with Executive’s performance of his employment duties; (c) any act of disloyalty or breach of responsibilities to the Employer by the Executive, such as theft, breach of the Confidentiality Agreement or Employee Invention and Disclosure Agreement both executed on April 12, 2004, or other unauthorized disclosure or use of confidential information for other than the Employer’s interest, or competing with the Employer while employed by the Employer; (d) conduct which causes harm or may reasonably be expected to cause harm to the Employer’s reputation, such as arrest or indictment for, conviction of or a plea of guilty or nolo contendre to a felony or a conviction of a misdemeanor involving theft or resulting in incarceration for more than one week; (e) sexual harassment or discrimination by Employee; and (f) violation of state or federal securities laws, rules or regulations relating to the Employer’s stock.

     For purposes of this Agreement, “Good Reason” means: (a) relocation of Employee’s place of work to more than fifty (50) miles from Tigard, Oregon, if Employee does not consent to relocating; (b) a material reduction Employee’s compensation or benefits, unless agreed to by Employee; or (c) a material reduction in Employee’s duties, responsibilities or authority. If Employee intends to resign for Good Reason, he must notify the Employer in writing

59

of his intention to resign and the specific circumstances he believes constitutes Good Reason at least ninety (90) days before the effective date of his resignation. If the Employer cures the circumstances giving rise to Good Reason before the end of the ninety (90) days, Employee may not resign with Good Reason.

     For purposes of this Agreement, “Disability” means a termination of employment due to Employee’s inability to perform one or more of the essential functions of his position, with or without reasonable accommodation, for a period of more than ninety (90) consecutive days, as a result of a physical or mental condition as determined in good faith by the Employer and consistent with the Employer’s rights and obligations under applicable law.

     6. Noncompetition, Nonsolicitation and Nondisparagement. Employee agrees that during the period he is receiving the severance benefits described in Paragraph 5 (a) he will not compete with the Employer for himself or on behalf of another as an employee, owner, consultant or in any other capacity, in any geographic area in which the Employer conducts business, and (b) he will not solicit any customer, supplier, contractor, vendor or employee of Employer to change its relationship with Employer. Employee further agrees that he will not disparage Employer or its related entities, or any of their officers, directors, shareholders, members or employees at any time during or after his employment with Employer. The Employer’s obligation to pay severance benefits to Employee terminates on the first day Employee violates any of his obligations under this paragraph and Employee must return to Employer any severance benefits paid to him by the Employer on or after the first day Employee violates any of his obligations under this paragraph.

     7. Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of Oregon. Any action to enforce, interpret or construe this Agreement or otherwise arising from the employment relationship between Employer and Employee must be brought in the Circuit Court of Oregon or U.S. District Court for the District of Oregon.

     8. Scope of Agreement. Except for Employer policies, procedures and plans referenced in this Agreement or as otherwise provided herein, this Agreement supersedes all prior verbal and written agreements between the parties concerning the terms and conditions of Employee’s employment, termination and post-termination rights and benefits, except to the extent any prior agreements protect the Employer’s intellectual property, trade secrets, proprietary or confidential information and/or restrictions on Employee’s post-employment activities (non-compete) such as the Confidentiality Agreement and Employee Invention and Disclosure Agreement both executed by Employee on April 12, 2004.

IT IS SO AGREED:

WILLIAMS CONTROLS, INC.	SCOTT THIEL

By:

Title:

Date:	Date:

60